(a)(1)(E)

[Form of Letter to Clients for user by Brokers, Dealers, Commercial Banks, Trust Companies and other Companies]

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificates

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

by

Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT

NEW YORK CITY TIME (11:00 P.M., MEXICO CITY TIME) ON MARCH
20, 2013 (the “EXPIRATION DATE”) UNLESS THE U.S. OFFER IS EXTENDED.

February 20, 2013

To Our Clients:

Enclosed for your consideration is a U.S. Offer to Purchase, dated February 20, 2013 (the “U.S. Offer to Purchase”), and related ADS Letter of Transmittal (the “ADS Letter of Transmittal”) relating to the offer in the United States (the “U.S. Offer”) by Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, acting as Trustee for Trust 1387 (“Purchaser”) for (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursatil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and, in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of  Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs. Each CPO represents three Shares.  Simultaneously with the U.S. Offer, Purchaser is offering in Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”) to purchase for cash all of the outstanding Shares and CPOs on substantially the same terms as the Shares and ADSs in the U.S. Offer.

In the U.S. Offer, Purchaser is offering to purchase all of the outstanding ADSs at a price of Ps. 20.30 per ADS, all of the outstanding Shares held by persons who are not Mexican residents at a price of Ps. 0.9666 per Share, and all of the outstanding CPOs held by persons who are not Mexican residents, at a price of Ps. 2.90 per CPO, in each case in cash, less any withholding taxes and without interest thereon.  The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Shares, CPOs, ADSs or any share or other dividend thereon. The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. Purchaser will announce the Applicable Exchange Rate by a press release not later than 10:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Shares and CPOs, including U.S. holders.  If a U.S. holder would like to tender its Shares and CPOs in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York Mellon Corporation, as depositary for the ADSs, to convert their ADSs into Shares or CPOs and tender such Shares or CPOs in the Mexican Offer. Holders of Shares and CPOs will have to pay a fee of up to $5 for each 100 ADSs converted.   The purchase price for the Shares and CPOs tendered in the Mexican Offer will be paid in Mexican pesos. If a holder of Shares or CPOs chooses to tender into the Mexican Offer, such holder will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if such holder then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Securities, Purchaser will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer. All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into Shares or CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

Notwithstanding any provision of the U.S. Offer, Purchaser will not accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following have occurred and shall be continuing as of the Expiration Date (collectively, the “Offer Conditions”): (i) any change, event or development shall have occurred which would reasonably be expected to cause a material adverse effect to Maxcom; (ii) any of  the representations and warranties of the Company under the Recapitalization Agreement shall fail to be true and correct in any material respects as of the date Purchaser commences the Offers; (iii) the conditions to consummation of the Exchange Offer shall not have been satisfied in accordance with the Recapitalization Agreement; (iv) more than 50% of all of the outstanding fully diluted Shares on the Expiration Date shall not have been duly tendered into the Offers (“Minimum Tender Condition”); and (v) any approvals from the corresponding governmental authorities required to consummate the Offer, (x) shall not have been obtained under conditions or restrictions that would not create a material adverse effect on the Offers, or Maxcom, (y) shall have been modified in any material way that would create a material adverse effect on the Offers, or Maxcom or (z) shall have been revoked. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied or waived, we will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Minimum Tender Condition), unless we believe that such conditions are incapable of being satisfied or waived.  We are not obligated, and do not intend, to extend the U.S. Offer beyond April 2, 2013. Purchaser shall have the right, at its own election, to further extend the U.S. Offer for an additional ten (10) business days to a date up to twenty (20) business days after the Expiration Date.

THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ADSs HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  IF YOU WISH TO TENDER SUCH ADSs IN THE U.S. OFFER, YOU MUST COMPLETE, SIGN AND RETURN TO US THE INSTRUCTION FORM ATTACHED TO THIS LETTER.  NONE OF THE ADSs HELD BY US FOR YOUR ACCOUNT WILL BE TENDERED UNLESS WE RECEIVE SUCH WRITTEN INSTRUCTIONS FROM YOU TO DO SO. UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) ON THE INSTRUCTION FORM SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL THE ADSs HELD BY US FOR YOUR ACCOUNT.  A TENDER OF THE ADSs MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD OF THE ADSs, PURSUANT TO YOUR INSTRUCTIONS.

If you beneficially own ADSs but prefer to tender the underlying Shares or CPOs, please instruct us to convert your ADSs into Shares or CPOs.  We will, on your behalf, contact The Bank of New York, as depositary, to convert your ADSs into Shares or CPOs and tender such Shares or CPOs in the Mexican Offer, in accordance with the terms of the Mexican Offer and your instruction.  However, you will have to pay a fee of up to $5 for each 100 ADSs converted.  If you choose to convert your ADSs into Shares or CPOs and tender into the Mexican Offer you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert your Mexican pesos into U.S. dollars or any other currency.  If you are not a Mexican resident, you can tender Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican residents can tender Shares or CPOs held by them only in the Mexican Offer.  The conditions to the Mexican Offer are substantially similar to those in the U.S. Offer.

Accordingly, we request your instructions as to whether you wish us to tender on your behalf the ADSs held by us for your account, pursuant to the terms and subject to the conditions set forth in the enclosed U.S. Offer to Purchase and ADS Letter of Transmittal, or convert the ADSs into Shares or CPOs.

Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the ADSs on your behalf in accordance with the provisions of the U.S. Offer.  THE U.S. OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME (11:00 P.M. MEXICO CITY TIME) ON MARCH  20, 2013 UNLESS THE U.S. OFFER IS EXTENDED (AS IT MAY BE

EXTENDED, THE “EXPIRATION DATE”).  ADSs TENDERED FOR PAYMENT PURSUANT TO THE U.S. OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE